PROTECT THE FINANCIAL HEALTH OF THE COMPANY

BALANCE SHEET

In Millions	2002
	3/31/02	6/30/02	Pro Forma*
Cash & S.T. Investments	$1,825	$1,323	$1,695
Restricted Cash	0	0	105
Short-term Debt	$385	$57	$94
Long-term Debt	4,418	4,285	4,353
Total Debt	$4,803	$4,342	$4,447

Minority Interest	$113	$107	$107
Preferred Stock	7	7	0
Shareholders’ Equity	5,315	5,075	5,454
Total Equity	$5,435	$5,189	$5,561

Total Capitalization	$10,238	$9,531	$10,008
Total Debt/Total Capital	47%	46%	44%

Covenant Requirement	60%	60%	60%
Debt Capacity	$3,100	$3,200	$3,700

* Includes the impact of the mandatory convertible securities offering.

PROTECT FINANCIAL HEALTH OF THE COMPANY

LIQUIDITY AND KEY CASH STATISTICS

In Millions

Liquidity Profile Today		2003 Key Cash Statistics

Cash & S.T. Investments	$1,300	Net Tax Refunds	$85
Credit Line	2,000	Equity Co. Dividends	80
Net Offering Proceeds	400	Capital Spending	(400-500)
	$3,700	Cash Interest Expense	(140)
		Cash Restructuring	(160)
		Debt Repayments	(160)
			$(695)-(795)

Ample liquidity for known cash demands
2002 YTD EBITDA at $120mm

RESTORE PROFITABILITY IN 2003

RESTRUCTURING COST SAVINGS

RESTORE PROFITABILITY IN 2003

In Millions

	2002
	First Half	Annualized
Net Sales	$1,794	$3,588
EBIT	(244)	(488)
Operating NPBT	$(321)	$(642)
Taxes	80	160
Operating NPAT	$(241)	$(482)
Minority Interest	12	24
Equity Earnings	69	138
NPAT	$(160)	$(320)

From current run rate -need $300mm NPAT to breakeven.

Excludes restructuring and impairment charges totaling $494mm ($342mm after-tax) and a gain resulting from debt repurchases of $68mm ($42mm after-tax).

RESTORE PROFITABILITY IN 2003

Restructuring plan in motion

Excludes restructuring and impairment charges totaling $494mm ($342mm after-tax) and a gain resulting from debt repurchases of $68mm ($42mm after-tax).

FORWARD LOOKING AND CAUTIONARY STATEMENTS

This presentation contains forward looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non- premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.